SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)

November 30, 2007

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-26694	93-0945003
(Commission file number)	(IRS employer identification No.)

585 West 500 South, Bountiful, Utah	84010
(Address of principal executive offices)	(Zip code)

(801) 298-3360
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

In December 2002, Becton Dickinson (“BD”) filed a lawsuit against Tyco Healthcare in the United States Court of the District of Delaware, asserting that Tyco Healthcare’s Monoject Magellan™ safety products infringe upon BD’s U.S. Patent No. 5,348,544 (‘544 Patent), titled “Single-Handedly Actuable Safety Shield for Needles.” Tyco Healthcare is now known as Covidien. Tyco Healthcare developed the Monoject Magellan™ safety products in association with us. We are not a party to the patent infringement lawsuit.

On October 26, 2004, a jury found in favor of BD that Tyco Healthcare’s Monoject Magellan™ safety products willfully infringed the ‘544 Patent. On November 1, 2004, the court entered the judgment in favor of BD. Tyco Healthcare challenged the jury finding in post-trial motions. On March 31, 2006, the court granted Tyco Healthcare’s motion for a new trial on the issue of infringement with respect to the ‘544 Patent.

The new trial commenced on November 27, 2007. On November 30, 2007, a jury found in favor of BD that Tyco Healthcare’s Monoject Magellan™ safety products infringe upon the ‘544 Patent. The court did, however, grant Tyco Healthcare’s motion to dismiss BD’s claims of willful infringement. Tyco Healthcare has indicated that it intends to appeal the jury’s decision following post-trial motions.

Under our arrangements with Tyco Healthcare, Tyco Healthcare has the right to withhold up to fifty percent (50%) of royalties due as an offset against litigation expenses related to charges of infringement by a third party for the manufacture, use or sale of licensed product. This right continues while this litigation is pending. If, as a result of judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due us on unit sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or fifty percent (50%) of all royalty payments otherwise payable to us. Accordingly, we have previously recorded liabilities for amounts that were our estimate of the portion of costs associated with BD’s suit against Tyco Healthcare that Tyco Healthcare would withhold against the royalties due to us.

As of September 30, 2007, there remained $508,409 of the accrued liability which represented our estimate of the portion of costs associated with BD’s suit against Tyco Healthcare that Tyco Healthcare will withhold against future royalties due to us as of that date. Based upon information available at this time, we anticipate the litigation will continue into our 2008 fiscal year. Moreover, we intend to take a non-cash charge to income of approximately $250,000 during the fourth quarter of 2007, which together with the balance of our related accrued liability, is our estimate of the portion of costs associated with BD’s suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due to us through the end of 2008. After this additional accrual, we anticipate our earnings for 2007 will still fall within the range previously disclosed in our financial projections for 2007.

Forward-Looking Statements

The statements contained in this Form 8-K, including but not limited to statements regarding (i) Tyco Healthcare’s intention to appeal the jury’s decision, (ii) our intention to take a non-cash charge to income, and (iii) our anticipated performance against financial goals for 2007 and other statements that are not historical facts, are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on management’s current expectations, and are subject to risks and uncertainties that could cause actual results to vary materially from historical results or those anticipated in such forward-looking statements. We wish to advise readers that a number of important factors could cause actual results to differ materially from those anticipated in such forward-looking statements. These factors include, but not are limited to, significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, developments in the litigation between BD and Tyco Healthcare, the effect of our accounting policies and other risk factors detailed in our filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006. These forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

Date: December 3, 2007

By: /s/ Jeffrey M. Soinski Jeffrey M. Soinski President, Chief Executive Officer, Director